Exhibit 99.1

Contact:
BSQUARE Corporation
Scott Mahan, CFO
(425) 519-5900
investorrelations@bsquare.com

BSQUARE Reports Second Quarter 2005 Results

Company Reports Better-Than-Expected Top and Bottom Lines

BELLEVUE, WA, August 11, 2004 – BSQUARE Corporation (Nasdaq: BSQR) today reported financial results for the second quarter and six months ended June 30, 2005.

Highlights of the Quarter:

•                  Revenue was better than expected, driven by strength in all revenue categories which, in turn, contributed to better-than-expected bottom-line performance and a nearly breakeven quarter;

•                  Third-party software sales were $6.9 million, compared to $5.3 million and $6.9 million in the second quarter of 2004 and first quarter of 2005, respectively, which included $1.1 million and $711,000, respectively, in third-party software sales to Cardinal Healthcare.  Excluding sales to Cardinal, third-party software sales increased 60% and 10% compared to the second quarter of 2004 and the first quarter of 2005, respectively.  As previously disclosed, Cardinal represented 19% of total revenue in 2004 and began purchasing from a competitor in the second quarter of 2005;

•                  Proprietary software revenue increased 38% from the second quarter of 2004 and $383,000, or 65%, from the first quarter of 2005.  $300,000 of the sequential increase came from previously unreported royalties from an OEM customer while SDIO Now! sales continued to show stability;

•                  North American service revenue increased $342,000, or 16%, from the first quarter of 2005 as a result of the company’s recent sales optimization efforts.  While the increase was offset somewhat by a decrease in Asia Pacific-based activity, service revenue increased sequentially for the first time in five quarters; and

•                  Revenue for the six months ended June 30, 2005 increased to $20.1 million from $19.4 million in the same period in the prior year, including $790,000 and $3.6 million, respectively, in revenue attributable to Cardinal in those periods, representing a 23% increase year-to-year in revenue generated from customers other than Cardinal.

For the second quarter of 2005, BSQUARE reported total revenue of $10.3 million, compared to $8.8 million in the second quarter of 2004 and $9.8 million in the first quarter of 2005, representing increases of 17% and 5%, respectively.  Total revenue for the six months ended June 30, 2005 was $20.1 million, compared to $19.4 million in the same six-month period of 2004.  The company reported a net loss for the quarter of $37,000 ($0.01 per diluted share), including income tax expense of $66,000.  That compares to a net loss of $5.1 million ($0.14 per diluted share) in the second quarter of 2004 and a net loss of $545,000 ($0.01 per diluted share) in the first quarter of 2005.  For the six months ended June 30, 2005, the company reported a net loss of $582,000 ($0.02 per diluted share), compared to a net loss of $7.3 million ($0.19 per diluted share) in the first six months of 2004.  Results for the second quarter of 2004 and six months ended June 30, 2004 included losses from the now-discontinued hardware business unit of $4.5 million and $6.5 million, respectively.  There was no activity for the hardware business unit in 2005.

“This was a very solid quarter financially and we demonstrated progress in a number of key areas,” said Brian Crowley, president and chief executive officer of BSQUARE.  “Most notably, we showed meaningful improvement in our North American service revenue during the quarter.”

Key milestones during the quarter included:

•                  Announced the acquisition of the embedded assets of Vibren Technologies, Inc. on June 30, 2005.  The acquired assets included several products, ongoing relationships with new customers, expanded relationships with existing customers and a number of experienced personnel;

•                  Unveiled the SDIO Now! version 2.x roadmap to customers.  SDIO Now! v2.x includes performance enhancements, support for 2MB and 4MB Secure Digital (SD) memory cards as they become available, support for SD security allowing customers to protect sensitive data stored on SD cards and support for MMC memory cards;

•                  Worked on 52 service engagements during the quarter.  Highlighting BSQUARE’s breadth of expertise, the engagements included several Pocket PC development efforts, SmartPhone development for a major OEM, Windows CE 5.0-based board support packages for leading silicon vendors, quality assurance testing for a global ODM, and XP Embedded-based development for kiosk, point-of-sale and gaming devices;

•                  Signed a contract with a partner in Taiwan for co-development of a next-generation Intel PXA270 wireless reference design.  This partnership is one component of BSQUARE’s overall reference design initiative in which BSQAURE intends to offer reference designs in a number of technology verticals.  The partner will be providing hardware design and manufacturing expertise while BSQUARE will provide software and system integration expertise.  BSQUARE will begin selling the resulting reference design later this year for availability in early 2006.  This reference design will provide BSQUARE customers with a proven platform on which to base their wireless smart device development efforts; and

•                  Improved the company’s domestic sales organization with the hiring of experienced sales executives in the Northeast, Midwest and Southwest territories.  These sales executives bring a combined 40 plus years of experience selling products and services to OEMs and ODMs creating smart devices.

Crowley noted, “The continued investment in, and expansion of, our SDIO Now! technology and our reference design initiatives are examples of the approach we are taking to create additional products to sell to our substantial customer base.”

Revenue Results

Software revenue for the quarter was $7.8 million (76% of total revenue), including $6.9 million in sales of third-party software products, primarily Microsoft Embedded operating systems.  This compared to software revenue of $6.0 million and $7.5 million in the second quarter of 2004 and first quarter of 2005, respectively, which included $5.3 million and $6.9 million in sales of third-party software, respectively.   Cardinal accounted for $1.1 million and $711,000 in third-party software sales in the second quarter of 2004 and first quarter of 2005, respectively.  Excluding sales to Cardinal, third-party software revenue increased 60% and 10% in the second quarter of 2005 compared to the second quarter of 2004 and first quarter of 2005, respectively.  The year-over-year increase was due to sales growth within the company’s top-10 accounts other than Cardinal, while the sequential increase was driven by several new account wins, although the margins on these accounts are small.  Crowley commented, “Despite the decrease in Cardinal order volumes, this was another solid quarter in sales of third-party software, and we continue to focus on new account wins and customer diversification.”

Proprietary software revenue was $970,000 for the quarter, compared to $700,000 and $587,000 in the second quarter of 2004 and first quarter of 2005, respectively.  Sales of the company’s SDIO Now! software product continued to show strength, contributing $503,000 to software revenue in the quarter, as compared to $584,000 and $491,000 in the second quarter of 2004 and the first quarter of 2005, respectively.  This quarter included $300,000 in proprietary software revenue attributable to previously unreported royalties from an OEM on non-SDIO products.  BSQUARE expects ongoing royalty revenue from this OEM in the future, but not of the magnitude seen in the second quarter.

Service revenue for the quarter was $2.5 million, compared to $2.8 million and $2.4 million in the second quarter of 2004 and first quarter of 2005, respectively.  The increase in service revenue over the first quarter of 2005 was attributable to a $342,000 increase in North American service revenue, driven by overall higher activity levels that resulted in a 23% increase in billable hours.  “As we commented in our March conference call, we have been taking steps to improve our sales execution, and we saw early results of those efforts this quarter,” Crowley said.  “We expect service revenue to improve again in the third quarter based on the strength of both our North American and international backlog and pipeline.”

Gross Profit Margin Results

Overall gross profit was $2.5 million, or 24% of total revenue, for the quarter, compared to $2.2 million, or 25%, and $1.9 million, or 19%, in the second quarter of 2004 and first quarter of 2005, respectively.

Software gross margin was 25% for the quarter, compared to 25% and 21% for the second quarter of 2004 and first quarter of 2005, respectively.  The higher software margin this quarter, as compared to the first quarter of 2005, was driven by sales of high-margin proprietary software products comprising a larger percentage of overall software revenue.  Third-party software margin was approximately 14% this quarter, two percentage points lower than the second quarter of 2004 and identical to the first quarter of 2005.  Service gross margin was 23% this quarter, compared to 24% and 15% in the second quarter of 2004 and first quarter of 2005, respectively.  The increase in service gross margin, as compared to the first quarter of 2005, was attributable to higher revenue volume on a slightly lower service cost of sales base.  Scott Mahan, BSQUARE’s chief financial officer, commented, “For several quarters we have discussed the fact that we have been under capacity in our service delivery organization.  This quarter we were able to leverage that available capacity as we grew service revenue with no resulting increase in costs.”

Operating Expenses and Other Financial Items

During the quarter, operating expenses were $2.6 million, compared to $2.9 million and $2.5 million in the second quarter of 2004 and first quarter of 2005, respectively.  All of the increase in operating expenses this quarter over the first quarter was attributable to increased research and development expense to support the company’s proprietary product efforts.

Mahan commented, “The operating expense trends we saw this quarter, particularly the increase in research and development, have been discussed over the last several quarters.  We expect to continue to incrementally invest in research and development to support our proprietary product initiatives throughout the year.  In addition to our R&D investment, we expect operating expenses to increase this year based on our recent acquisition, as well as some incremental Sarbanes-Oxley costs later in the year.  Based on positive momentum in the marketplace, we are also weighing increased investments in sales and marketing, particularly internationally.”

The company reported income tax expense of $66,000 during the quarter attributable to the company’s Taiwan subsidiary.  The Taiwan subsidiary has been increasingly profitable and, as a result, has fully utilized the net operating losses it had generated in previous years.

Cash Flows

The company’s cash and cash equivalents and short-term investments declined to $11.8 million at June 30, 2005, compared to $12.8 million at March 31, 2005, of which $1.2 million was restricted.  This decrease was largely attributable to the acquisition of the Vibren Technologies assets for $500,000 and the final payment of $160,000 to Microsoft under the previously announced audit settlement.  The remainder of the decrease was predominantly attributable to a reduction in royalty payables during the quarter related to the timing of the company’s sales of Microsoft Embedded operating systems.  The company has no outstanding debt.

Conference Call

Management plans to host a conference call today, Thursday, August 11, 2005, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time), to discuss the company’s second quarter financial results in more detail, as well as the recently announced Vibren asset acquisition. To access the call, please dial 800-218-0713 or 303-262-2140 and reference “BSQUARE” or conference 11033698. A replay will be available for one week following the call by dialing 800-405-2236 or 303-590-3000; reference conference ID 11033698. A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section.  In addition, text of the conference call’s prepared remarks will be available in the investor relations section of the company’s website within 24 hours of completion of the call.

About BSQUARE

BSQUARE is a solution provider to the global embedded device community. Committed to delivering quality and lowering project risk and time to market, our teams collaborate with smart device makers at any stage in their device development. Our solution portfolio includes software and hardware development, systems integration services, reference designs, board support packages, middleware, and applications. As a full service provider, we also license to device makers best-in-class software products and operating systems. Since 1994, BSQUARE has completed hundreds of successful projects and has become a trusted partner to smart device makers worldwide.

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

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This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include a decline in the market for our products, technology licenses and services; a decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; adverse changes in macro-economic conditions; our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; risks associated with the effects of our restructurings; our ability to successfully support our operations; competition; and intellectual property risks. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2004 in the section entitled “Business—Factors That Could Affect Future Results” and in our subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 30, 2005	December 31, 2004
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$4,770	$4,943
Short-term investments	5,800	6,800
Accounts receivable, net	5,965	4,841
Prepaid expenses and other current assets	545	563
Total current assets	17,080	17,147
Furniture, equipment and leasehold improvements, net	797	784
Intangible assets	406	—
Restricted cash	1,200	1,200
Total assets	$19,483	$19,131

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,440	$1,340
Accrued compensation	811	878
Accrued legal fees	534	534
Other accrued expenses	2,782	2,880
Deferred revenue	375	390
Total current liabilities	6,942	6,022

Deferred rent	366	375
Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, no par value: authorized 150,000,000 shares; issued and outstanding, 38,156,661 shares as of June 30, 2005 and 38,132,479 shares as of December 31, 2004	118,359	118,350
Accumulated other comprehensive loss	(392)	(406)
Accumulated deficit	(105,792)	(105,210)
Total shareholders’ equity	12,175	12,734
Total liabilities and shareholders’ equity	$19,483	$19,131

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
Software	$7,822	$6,002	$15,274	$13,702
Service	2,494	2,845	4,857	5,719
Total revenue	10,316	8,847	20,131	19,421
Cost of revenue:
Software	5,877	4,475	11,769	10,553
Service	1,914	2,156	3,929	4,238
Total cost of revenue	7,791	6,631	15,698	14,791
Gross profit	2,525	2,216	4,433	4,630
Operating expenses:
Selling, general and administrative	2,132	2,749	4,258	5,200
Research and development	447	168	833	345
Restructuring and related charges	—	—	—	40
Total operating expenses	2,579	2,917	5,091	5,585
Loss from operations	(54)	(701)	(658)	(955)
Other income, net	83	41	142	98
Income (loss) before income taxes	29	(660)	(516)	(857)
Income tax provision	(66)	—	(66)	—
Loss from continuing operations	(37)	(660)	(582)	(857)
Loss from discontinued operations	—	(4,469)	—	(6,479)
Net loss	$(37)	$(5,129)	$(582)	$(7,336)

Basic and diluted loss per share:
Loss from continuing operations	$(0.01)	$(0.02)	$(0.02)	$(0.02)
Loss from discontinued operations	—	(0.12)	—	(0.17)
Basic and diluted loss per share	$(0.01)	$(0.14)	$(0.02)	$(0.19)

Shares used in calculation of basic and diluted loss per share	38,145	37,863	38,142	37,729